UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Possis Medical Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held December 7, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 7, 2005, at 4:00 p.m., Central Time, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

1.       To elect seven directors.

2.       To ratify the appointment of Deloitte & Touche LLP as our independent auditors.

3.       To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record as of the close of business on Friday, October 21, 2005, will be entitled to vote at the meeting.

Your attention is respectfully directed to the enclosed proxy statement and card.  Your vote is important.  Whether or not you expect to attend the Annual Meeting in person, please (1) date, sign and promptly mail the enclosed proxy card in the return envelope provided; (2) call the toll-free number listed on the proxy card; or (3) vote via the Internet as indicated on the proxy card.

By Order of the Board of Directors

IRVING R. COLACCI
Vice President, General Counsel and Secretary

Dated: November 4, 2005

Possis Medical Inc. • 9055 Evergreen Boulevard NW • Minneapolis, MN  55433-8003  USA

Phone: (763) 780-4555    Toll Free 1-800-810-7677    Fax: (763) 780-2227

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 7, 2005

SOLICITATION AND REVOCATION OF PROXIES, VOTING RIGHTS

This proxy statement is furnished to the shareholders of Possis Medical, Inc. (“Possis”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held on December 7, 2005, and any adjournments thereof. The enclosed proxy is solicited by our Board of Directors.

On October 21, 2005, 17,259,137 shares of common stock, our only voting securities, were outstanding.  Each share of common stock is entitled to one vote.  Shareholders are not entitled to cumulate their votes in the election of directors.  Only holders of common stock of record at the close of business on October 21, 2005, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

You may vote your shares in three ways: (i) through the Internet; (ii) by a toll-free telephone call; or (iii) by completing the enclosed proxy card and mailing it to Possis. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholder. Shareholders who vote by Internet or telephone need not return a proxy card by mail.

You have the right to revoke your proxy at any time before the convening of the Annual Meeting.  Revocation must be in writing, regardless of how you voted your shares, signed in exactly the same manner as described in the proxy, and dated.  Revocations will be honored if received at our principal executive offices, addressed to the attention of the Corporate Secretary, before the convening of the Annual Meeting on December 7, 2005.  In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to Possis representatives who will be seated at the door of the meeting hall.

Proxies that are properly completed and not revoked will be voted as indicated in such proxy.  Proxies that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of all of the director nominees.  If you abstain from voting as to any matter, then the shares held by you will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter.  Abstentions as to any proposal, therefore, will have the same effect as a vote against such proposal.  If a broker returns a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote will not be deemed to be represented at the meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

Possis will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining proxies from, beneficial owners of our common shares.  In addition to the use of the mails, proxies may be solicited in person or by telephone, letter or facsimile.  Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services.  This proxy statement and the enclosed form of proxy are first being sent to shareholders on approximately November 4, 2005.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership as of October 17, 2005, of each director and “named executive officer” (as defined under the heading “Executive Compensation”) and all directors and executive officers as a group.

Name of Beneficial Owner or	Amount		Total %
Identity of Group	Beneficially Owned (1)		of Class
Royce & Associates, LLC
1414 Avenue of the Americas
New York, NY 10019	1,953,000	(2)	11.3

Barclays Global Investors NA
45 Fremont Street
San Francisco, CA 94105	1,173,436	(3)	6.8

Robert G. Dutcher, Chairman,
President & Chief Executive Officer	540,982		2.9

Mary K. Brainerd, Director	25,539		*

Seymour J. Mansfield, Director	245,881		1.3

William C. Mattison, Jr., Director	171,489	(4)	*

Whitney A. McFarlin, Director	70,755		*

Donald C. Wegmiller, Director	43,113		*

Rodney A. Young, Director	27,863	(5)	*

Irving R. Colacci, Vice President,
General Counsel and Secretary,
Chief Governance Officer	207,533		1.1

James D. Gustafson, Senior Vice President,
Research, Development, Engineering,
Clinical Evaluation & Chief Quality Officer	211,629		1.1

Shawn F. McCarrey, Executive Vice President,
Worldwide Sales and Marketing	136,352		*

Robert Scott, Vice President,
Manufacturing and IT,
Chief Security Officer	227,507	(6)	1.1

Directors and Named Executive Officers
as a Group (12 persons)	1,928,643		10.2

(1)   Includes options that are currently exercisable or will become exercisable within sixty days of October 17, 2005 to purchase, for Mr. Dutcher, 486,714 shares; for Ms. Brainerd, 24,077 shares;  for Mr. Mansfield, 126,141 shares; for Mr. Mattison, 38,027 shares; for Mr. McFarlin, 68,293 shares; for Mr. Wegmiller, 13,068 shares; for Mr. Young, 25,841 shares; for Mr. Colacci, 205,425 shares; for Mr. Gustafson, 203,600 shares; for Mr. McCarrey, 113,773 shares; for Mr. Scott, 195,075 shares; and for all directors and named executive officers as a group, 1,608,034 shares.

(2)   Based on a Schedule 13G filed February 4, 2005.

(3)   Based on a Schedule 13G filed by the Barclays group on February 14, 2005 ..  Includes for Barclays Global Investors, NA, 666,293 shares subject to sole voting power and 748,598 shares subject to sole dispositive power; for Barclays Global Fund Advisors, 391,272 shares subject to sole voting power and

395,230 shares subject to sole dispositive power for Barclays Capital Securities Limited, 20,300 shares subject to sole voting and dispositive power; and for Palomino Limited, 9,308 shares subject to sole voting and dipositive power.

(4)   Includes 88,000 shares held indirectly in trust and by an IRA.

(5)   Includes 160 shares owned indirectly by a minor child.

(6)   Includes 275 shares owned by a minor child.

*  Denotes ownership of less than 1% of shares outstanding

ELECTION OF DIRECTORS

(Proposal Number One)

At the Annual Meeting, seven directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

The affirmative vote of a majority of the shares of our common stock presented in person or by proxy and entitled to vote at the annual meeting is necessary to elect each nominee.  Unless instructed not to vote for the election of directors or not to vote for any specific nominee, Proxies will be voted FOR the election as directors of the seven nominees named below.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the named proxies may vote for such other person as they, in their discretion, may determine.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES

The following information concerning the principal occupations of the nominees has been furnished by the nominees.  Each of the nominees has held his or her principal occupation for more than the past five years, unless otherwise indicated.

			Director	Committee
Director Nominees	Principal Occupation	Age	Since	Positions

Robert G. Dutcher	Chairman, President and Chief Executive Officer of the Company since December 2001; President and Chief Executive Officer of the company since 1993. Director: Daktronics, Inc.	60	1993	Executive and Strategic Planning

Mary K. Brainerd	President and Chief Executive Officer of HealthPartners, Inc. in Minneapolis, Minnesota, a family of non-profit Minnesota health care organizations, since 2002; Executive Vice President and Chief Operating Officer of HealthPartners from 2000 to 2002; Executive Vice President of Care Delivery, HealthPartners from 1994 to 2000. Director: Regions Hospital, Minnesota Life, College of St. Catherine.	52	2001	Compensation; Governance and Nominating

Seymour J. Mansfield	Officer and Shareholder of Mansfield, Tanick & Cohen, P.A., Attorneys, in Minneapolis, Minnesota.	60	1987	Lead Director; Executive and Strategic Planning; Compensation; Governance and Nominating

			Director	Committee
Director Nominees	Principal Occupation	Age	Since	Positions

William C. Mattison, Jr.	Retired since 2003. Principal of Gerard, Klauer, Mattison & Co., Inc. in New York, New York, an institutional equity research and banking firm from 1998 to 2003; served as President or Vice Chairman of Gerard, Klauer, Mattison from 1989 to 1998.	58	1999	Executive and Strategic Planning; Audit; Governance and Nominating

Whitney A. McFarlin	Retired since 2000. Chairman of Angeion Corporation 1998-2000. Chairman, President and Chief Executive Officer of Angeion Corporation, a medical device company in Minneapolis, Minnesota, from 1993 to 1998.	65	1998	Audit; Governance and Nominating

Donald C. Wegmiller	Chairman of Clark Consulting Healthcare Group in Minneapolis, Minnesota, a compensation and benefits consulting firm since 2002; President and CEO, Healthcare Compensation Strategies, Minneapolis, Minnesota 1993-2002. Director: ADESA Inc; Omnicell, Inc.	67	1987	Executive and Strategic Planning; Compensation; Governance and Nominating

Rodney A. Young	President and Chief Executive Officer of Angeion Corporation since November 2004; Executive Vice President from July 2004 to November 2004. Formerly Chairman, Chief Executive Officer and President of LecTec Corporation (1996-2003). Director: Angeion Corporation; Health Fitness Corporation.	50	1999	Audit; Governance and Nominating

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During fiscal year 2005, the Board of Directors held nine meetings, four of which were telephone meetings.  Actions were also taken by written consent.  All director nominees attended at least 75% of all meetings of the Board and the committees of which they are members.

Committees

During fiscal year 2005, the Board of Directors maintained the committee structure established in 2004.  The Board has four committees to address Board business.   Duties and responsibilities are as follows:

Executive and Strategic Planning Committee.  The Executive and Strategic Planning Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board, for formulating and recommending general policies for Board consideration and for the functions formerly carried out by the Strategic Planning Committee, including working with management in the development of its annual Strategic Plan and advising the Board on strategic issues.  This Committee met once during fiscal year 2005.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for the director nomination and election process, succession planning, and corporate governance issues.  Its membership consists of all members of the Board who meet the independent requirements of the Nasdaq listing standards.  The Committee operates under a charter, which is available on the Company’s website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.  The Nominating and Governance Committee met twice during fiscal year 2005.

The Governance and Nominating Committee determines the required selection criteria and qualifications of director nominees based on qualification criteria that it develops.   The Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.

The Governance and Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company’s shareholders.  To propose a nominee, shareholders should send a letter no later that July 8, 2006 with the proposed nominee’s name, biographical information and contact information to the Company, addressed to the Chairman of the Nominating and Governance Committee.

In addition, Seymour J. Mansfield serves as Lead Director.  His duties and responsibilities as Lead Director are described in the Charter for the Nominating and Governance Committee.

Audit Committee.  The Audit Committee met five times during fiscal year 2005 and assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight of the quality and integrity of our accounting, auditing and reporting practices, overseeing and enforcing governance policies and practices and such other duties as directed by the Board. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement. All members of the Audit Committee are independent, as defined in Rule 4350(d)(2) of the NASD. The Board of Directors has determined that Whitney A. McFarlin is an audit committee financial expert within the meaning of SEC regulations. The Committee operates under a charter, which is available on the Company’s website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

Compensation Committee.  The Compensation Committee met five times during fiscal 2005 and is responsible for defining and administering our executive compensation program.  The responsibilities of the Compensation Committee are discussed in this proxy statement under the caption “Executive Compensation – Report of the Possis Medical, Inc. Compensation Committee.”  The Committee operates under a charter, which is available on the Company’s website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

Director Fees

Beginning with calendar year 2002, when director compensation was last adjusted, directors who are not employees have received an annual retainer of $6,000, meeting fees of $1,500 per Board meeting attended in person, $500 for each telephonic Board meeting attended, $3,000 for the Chair of each Board committee, $6,000 for each member of the Executive Committee, $500 for each committee meeting attended as committee Chair and $250 for each committee meeting attended as a committee member.  In addition, the director serving in the position of Lead Director receives an additional retainer in the amount of $15,000.  Our 1999 Stock Compensation Plan provides for the annual grant of options to purchase 4,000 common shares to outside directors.  The exercise price of these options must be at least 100% of the fair market value at date of grant.  The date of grant is the first business day of each calendar year.  The options vest

50% after six months and the remainder one year after the date of grant, and expire ten years after the date of grant.  During fiscal 2005, 24,000 options were granted to outside directors under this Plan at an exercise price of $13.08.  Directors also receive restricted stock equal in value on the date of grant to $6,000.  New directors will receive a stock option grant of 8,000 shares of Possis common stock upon initial election to the Board.  The Board also has a stock option program to promote retention of directors for a period long enough to allow for a full understanding of the Company, to encourage solid judgments that lead to sustained business success and to aid in the recruitment of new qualified directors. Upon election to a sixth term, directors will receive a 20,000 share stock option grant and additional grants of 4,000 shares annually for ten years.  Vesting of these grants is contingent on appreciation of the value of the Company’s stock to specified price levels. Two directors qualified for this grant in 2005 and received 24,000 shares each at an option price of $13.08.  In addition, all shares continue to be eligible for vesting for five years following retirement from service as a director and vest, in any event, five years following the date of the grant.

Pursuant to our 1999 Stock Compensation Plan, each outside director may elect to receive director fees in the form of discounted stock options.  Each director must make an election each year with regard to fees that would otherwise be payable for that calendar year.  The exercise price of the options is 50% of the fair market value on the date of grant, which is the first business day of the year following the year for which the fees are earned.  Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees.  The number of shares subject to each option is calculated by dividing the fees owed to the particular director by the discounted exercise price.

On January 3, 2005, all eligible outside directors received discounted stock options in lieu of cash payments of fees for calendar year 2004.  A total of 18,807 options at an exercise price of $6.54 were granted to six directors.

SHAREHOLDER COMMUNICATION POLICY

Shareholders may communicate with the Company’s Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Possis Medical, Inc., 9055 Evergreen Blvd. NW, Minneapolis, MN  55433, c/o Irving R. Colacci, Vice President, General Counsel and Secretary.  All communications will be compiled by the General Counsel of the Company and submitted to the Board or the individual directors on a periodic basis.

The Company encourages, but does not require, directors to attend the annual meeting of shareholders.  All directors attended the Company’s 2004 annual meeting of shareholders.  All current directors, with the exception of Robert Dutcher, are determined to be “independent” for purposes of federal regulations and listing requirements of the NASD.

CODE OF ETHICS

We have adopted a formal Code of Ethics that is applicable to all of our officers, directors, and employees, including our senior financial officers.  It is the responsibility of any employee, officer, or director to report any violations of our Code of Ethics to the Company’s General Counsel or the Chair of its Audit Committee.  A copy of our Code of Ethics is available on our website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid for services rendered to the Company during each of the three fiscal years ended July 31, 2005, 2004 and 2003, to our President and Chief Executive Officer and our five other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 2005 (“named executive officers”):

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards
		Salary ($)		Bonus(1) ($)	Restricted Stock Award(2) ($)		Securities Underlying Options/ (3) SARs (#)	All Other Compensation(4) ($)

Robert G. Dutcher, Chairman, President and Chief Executive Officer	2005 2004 2003	330,085 258,392 225,998		104,800 176,300 177,500	66,910 — —	(5)	55,300 56,300 49,800	27,147 23,937 20,046

Irving R. Colacci Vice President, Legal Affairs and Human Resources, General Counsel and Secretary, Chief Governance Officer	2005 2004 2003	166,539 141,262 132,300		57,300 86,800 78,300	36,591 — —	(5)	23,100 21,100 19,900	26,645 24,513 12,380

James D. Gustafson, Senior Vice President, Research, Development, Engineering, Clinical Evaluation & Chief Quality Officer	2005 2004 2003	161,808 148,055 138,602		67,200 94,900 83,200	42,927 — —	(5)	23,100 22,800 19,500	21,956 23,242 10,748

Shawn F. McCarrey, Executive Vice President, Worldwide Sales and Marketing	2005 2004 2003	159,996 142,538 126,000	(6) (7) (8)	32,900 42,000 25,300	21,042 — —	(5)	23,100 21,200 19,900	10,070 12,772 13,511

Robert J. Scott Vice President, Manufacturing and IT, Chief Security Officer	2005 2004 2003	141,763 132,128 123,901		61,500 86,700 72,000	39,646 — —	(5)	23,000 20,100 19,500	20,346 22,402 8,879

Eapen Chacko, Vice President, Finance and Chief Financial Officer until May, 2005(9)	2005 2004 2003	147,041 148,516 138,602		— 91,300 83,200	— — —		— 22,800 19,000	113,676 23,856 6,742

(1)   Cash bonuses shown are awarded following the end of the fiscal year, based on fiscal year performance.

(2)   Value of Restricted Stock shown for 2005 calculated based on $12.57 value as of the August 29, 2005 date of grant.

(3)   Stock options shown for 2005 were granted on August 29, 2005 based on fiscal year 2005 performance and vest in four equal annual installments.

(4)   Includes Company matching contributions to its 401(k) Plan, executive benefits including financial planning, health club dues, car allowance, and excess life insurance premium payments.  The allocated amounts in this column are as follows: Dutcher: 2005:  401(k) - $7,303, executive benefits - $19,169, excess life insurance - $675;  2004: 401(k) - $6,828, executive benefits - $21,593, excess life insurance -$516; 2003: 401(k) - $4,410, executive benefits - $14,822, excess life insurance - $814; Colacci: 2005:  401(k) - $6,648, executive benefits - $19,711, excess life insurance - $286; 2004: 401(k) - $5,625, executive benefits - $18,647, excess life insurance - $241; 2003: 401(k) - $3,969, executive benefits - $8,148, excess life insurance - $263; Gustafson: 2005: 401(k) - $6,435, executive benefits - $15,286, excess life insurance - $235; 2004:
401(k) - $6,196, executive benefits - $16,871, excess life insurance - $175; 2003: 410(k) - $3,975, executive benefits - $6,520, excess life insurance - $253; McCarrey: 2005:  401(k) - $5,966, executive benefits - $3,917, excess life insurance - $187; 2004: 401(k) - $6,349, executive benefits - $6,000, excess life insurance - $423; 2003: 401(k) - $7,367, executive benefits - $6,000, excess life insurance - $144; Scott:  2005: 401(k) - $6357, executive benefits - $13,402, excess life insurance - $587; 2004:  401(k) - $4,578, executive benefits - $17,401, excess life insurance - $423; 2003:  401(k) - $3,717, executive benefits - $4,780, excess life insurance - $382; Chacko:  2005: 401(k) - $5,758, executive benefits - $20,481, excess life insurance - $437; 2004: 401(k) - $6,210, executive benefits - $17,170, excess life insurance - $476; 2003: 401(k) - $3,628, executive benefits - $2,727, excess life insurance - $387.

(5)   Restricted stock grants shown were granted on August 29, 2005 based on fiscal year 2005 performance and vested, on their terms, on August 31, 2005, when the stock value reached $13.00/per share.

(6)   Reflects base salary only.  Total compensation includes $87,063 in commissions.

(7)   Reflects base salary only.  Total compensation includes $102,179 in commissions.

(8)   Reflects base salary only.  Total compensation includes $103,081 in commissions.

(9)   Mr. Chacko resigned as Vice President, Finance in May 2005 and the information for 2005 reflects Mr. Chacko’s compensation through that date.  All Other Compensation for Mr. Chacko in 2005 includes severance payments of $87,000.

Option Grants in Last Fiscal Year

The following table provides information concerning stock option grants to the named executive officers during fiscal year 2005.

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year ($)	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1) $
					5%	10%
Robert G. Dutcher	56,300	7.7	17.25	September 17, 2014	610,767	1,547,803
Irving R. Colacci	21,100	2.9	17.25	September 17, 2014	228,902	580,082
James D. Gustafson	22,800	3.1	17.25	September 17, 2014	247,344	626,819
Shawn F. McCarrey	21,200	2.9	17.25	September 17, 2014	229,987	582,832
Robert J. Scott	20,100	2.7	17.25	September 17, 2014	218,053	552,590
Eapen Chacko	22,800	3.1	17.25	September 17, 2004	247,344	626,819

All options granted to employees during fiscal year 2005 vest in four equal annual installments beginning one year following the date of grant.

(1)   The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (SEC) and do not represent the Company’s estimate or projection of the Company’s future common stock prices.  These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.  The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 2005, for the named executive officers.

Name	Shares Acquired upon Exercise (#)	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the- Money Options at Fiscal Year-End Exercisable/Unexercisable (2) ($)
Robert G. Dutcher	—	—	470,839/122,350	1,964,336/0
Irving R. Colacci	—	—	205,875/47,025	818,750/0
James D. Gustafson	—	—	193,925/48,275	747,868/0
Shawn F. McCarrey	—	—	98,498/46,125	446,725/0
Robert J. Scott	—	—	194,675/45,525	759,508/0

(1)   The dollar values represent the difference between the fair market value of the common stock underlying the options on the date of exercise and the exercise price of the options.

(2)   The dollar values shown are calculated by determining the difference between $11.70 fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options.  The closing price of the stock on July 29, 2005 was $11.70.

Supplemental Executive Retirement Plans

The Company maintains a Supplemental Executive Retirement Plan, or SERP, in order to supplement the retirement benefits payable to Mr. Dutcher pursuant to the Company’s other compensation plans.  The SERP provides for target payments for a period of ten years beginning at retirement based on a percentage of annual cash compensation. Assuming Mr. Dutcher remains employed by the Company until age 65, the SERP provides for an annual target benefit equal to fifty percent of his annual base salary at retirement, subject to calculation based on actual base salary and investment return. In the event that Mr. Dutcher retires after he reaches age 60, but before he reaches age 65, he will be entitled to receive the accrued balance of his SERP account as of the date of retirement.  Following a change in control, as defined in the SERP, Mr. Dutcher may terminate his employment and receive benefits as if he had worked until age 65. Assuming Mr. Dutcher were to retire from the Company at age 65, he would receive an estimated target annual benefit of approximately $160,000 per year for ten years subject to variability dependent on actual base salary prior to retirement and investment return.

The company also maintains a Supplemental Nonqualified 401(k) Profit Sharing Plan for Executive Officers excluding the CEO.  This plan provides for annual contributions of between 6% and 14% of base salary to participants for fiscal years 2005 and 2006, based on corporate performance, with payouts extending for ten years following retirement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information on equity compensation plans under which equity securities of the Company are authorized for issuance, as of July 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options.	Weighted-average exercise price of outstanding options.	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by Security holders (1)	3,060,722	$11.78	335,053
Equity compensation plans not approved by Security holders	—		—
Total	3,060,722	$11.78	335,053

(1)           Includes the Company’s 1992 and 1999 Stock Compensation Plans.

Change in Control Plan

On September 15, 1999, our Board of Directors approved a Change in Control Termination Pay Plan that provides, at the discretion of the Board, salary and benefit continuation payments to executive officers and selected key management and technical personnel in the event they are terminated within twenty-four months of a change in control.  At this time, the Board of Directors has committed to a three-year salary and benefit continuation for the Chief Executive Officer and two-year salary and benefit continuations for other executive officers.  In addition, other key management and technical personnel are entitled to salary and benefit continuation benefits ranging in duration from six to twenty-four months.  The Board of Directors has approved additional payments upon a change in control notwithstanding employment status following a change in control.   These payments will be awarded if we achieve “substantial growth” as determined by the Board based on the value of the Possis at the time of the change in control and the Board’s assessment of performance and growth.   The amount of the pool available for such payments is limited, in aggregate, to between two and four percent of the value of Possis at the time of the change in control.   The percentage applied is based on the extent to which the agreement price exceeds the value of the corporation prior to public announcement of the acquisition.

Report of the Possis Medical Inc. Compensation Committee

The Compensation Committee of the Board of Directors consists of three independent, outside directors.  The Committee provides assistance to the Board of Directors in fulfilling the Board’s responsibility to shareholders relating to compensation philosophy and practices for corporate executive officers.  The Committee meets as necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for executive officers.  In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environments, and to assure the directors and shareholders that our executive compensation and stock plan practices are of the highest quality.

Compensation Philosophy.  Our compensation program is intended to attract and retain high quality executive leadership and to motivate these executives to perform consistent with the interests of shareholders.  Executive officer compensation is directly linked to both individual and Company performance necessary to increase value to shareholders.  The program is designed to provide a competitive base salary while retaining flexibility through the structuring of short- and long-term incentives that recognize progress toward achievement of both individual and corporate goals.

Compensation decisions for fiscal year 2005 were based on an extensive review and evaluation of executive and incentive compensation programs conducted by an independent outside compensation consultant, the Committee’s independent review, and recommendation and additional information provided by management.  The Committee and its consultant analyzed industry-wide compensation practices in order to develop a base and variable compensation structure for the Company’s officers, as well as to evaluate the Company’s overall incentive compensation program for key employees. An additional factor in the Committee’s evaluation was the impact of the findings of a major clinical trial that was not favorable to the Company’s products and caused a downturn in the Company’s financial performance. Based on the recommendations of its outside consultants and its own consideration of the challenges faced by the Company in dealing with the special circumstances caused by the clinical trial and the need to continue to retain and attract talent, the Committee and Board of Directors promotioned key officers, adjusted the structure of the executive compensation structure, and instituted a one-time replacement of a percentage of target cash bonuses with grants of restricted stock to officers and stock options for key employees.

Compensation of executive management and key managerial and technical personnel continues to be based on three types of compensation:  base salaries; short-term incentives; and long-term equity-based compensation.

Base Salaries.  The Committee reviews base salaries on an annual basis and makes adjustments as it deems appropriate.  Generally, annual base salary adjustments will be modest except when the Company achieves certain specified milestones or comparative survey date compels a more significant adjustment.  Base salaries are typically paid in cash consistent with normal payroll practices.  Adjustments are typically made effective the first day of the fiscal year.

In addition, promotions and/or assumption of additional responsibilities will support a greater than normal increase in base salary.

Short-term Incentives.  The Company continues to provide executives and other key employees with an opportunity to earn short-term incentive awards. The short-term incentive awards are typically in the form of cash bonuses awarded based on individual and corporate performance against Board-approved objectives and vary in amount depending on the employee’s pay grade and job responsibilities.

Long-term Equity-based Compensation.  The major component of the Company’s long-term equity-based compensation program has consisted of stock options awarded annually at the discretion of the Board under the Company’s Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and strengthen the alignment of management interests with that of the shareholders.  Beginning with this year’s grants, the Committee expects to grant a portion of long-term equity-based compensation in the form of Restricted Stock consistent with emerging industry practices and the impact of new accounting rules that apply to stock options.  It is the current intent of the Committee that the maximum number of stock options and restricted stock granted to employees each year going forward, exclusive of options to new employees and extraordinary grants compelled by special circumstances, shall not exceed two percent of the Company’s shares issued and outstanding. In addition, it is the Company’s current intention to repurchase at least as many shares in the open market under its current stock repurchase program as are awarded in stock options. Stock options have historically been granted annually to officers and other key employees in order to avoid dilution of shareholder ownership based on progress toward achievement of Board-approved short- and long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. The Committee’s normal practice is to condition the vesting of stock options on the passage of time.

Fiscal Year 2005 Compensation.  The Company’s performance in fiscal year 2005 was evaluated based on achievement of financial goals over the third and fourth quarters of the fiscal year, due to the extraordinary, non-recurring impact of its AiMI clinical trial on first half performance.  Non-financial goals and objectives were evaluated over the full fiscal year period.  The Company’s performance as measured by these criteria supported awards of variable compensation and equity grants. The Committee assessed overall fiscal year 2005 corporate performance at 100.7% of plan, based on achievement of 2nd half earnings goals, continuing improvement in gross margins, continued profitability, and progress on several important product development projects. Cash bonus awards totaling $664,900 were granted to 45 officers, managers and other key employees.  In recognition of the impact of the Company’s AiMI clinical trial on the Company’s financial performance, and to provide a meaningful incentive for management to return the company to prior-realized levels of growth and profitability, the Committee instituted a one-time program that replaced 40% of each non-officer participant’s target cash bonus with a grant of stock options.  Effective March 16, 2005, the Company granted a total of 33,624 stock options to thirty-nine key employees, representing a total of $168,120 paid in the form of stock options instead of cash.  Effective August 29, 2005, a total of five officers and two senior managers received a total of 17,353 shares of restricted stock, representing $238,589 paid in the form of restricted stock instead of cash.  For fiscal year 2005, based on the assessment that the Company performed at 100.7 of its goals and objectives, the Chief Executive Officer received approximately 25% of his total compensation in the form of a cash bonus.

Pursuant to our 1999 Incentive Compensation Plan, the Committee granted stock options in August 2005 to 45 officers, managers and other key employees, the same number of recipients as in 2004. A total of 380,900 stock options were awarded at an option exercise price of $12.57, the fair market value of Possis Stock on the day of grant, representing approximately 2.2% of the Company’s total shares outstanding. Of the total options granted, approximately 39% were granted to officers.  The stock option grants were made based on year-end financial and technical performance.

Effective August 1, 2005, the base salaries and target cash bonus opportunities for the Company’s executive staff were adjusted consistent with the Company’s compensation philosophy and program. Adjustments in base salary, effective August 1, 2005 ranged from 6% to 17%.

Supplemental Retirement Program.  One year ago, based on a determination that the Company’s least competitive benefit in relation to industry comparables is executive retirement benefits, and that a cost-effective defined contribution, performance-driven program for the executives is reasonable, the Board approved, in principle, a supplemental retirement program for the Company’s executive officers.  A supplemental retirement program for the CEO has been previously established. This program conditions entitlement to retirement benefits on a “cliff” standard of eligibility, allows for increased benefits if the Company performs in excess of Plan, begins with a benefit of 8% of base salary, recognizes that the Company has, in the past, relied on stock options to make up for the lack of traditional retirement programs and recognize that use of stock options in the future may be less desirable to the Company due to the changing accounting environment.  For fiscal year 2005, benefits equal to 8% of the base salary were awarded to four officers, totaling $48,632 under this nonqualified profit sharing plan.

Chief Executive Officer Compensation.  Robert G. Dutcher, as President and Chief Executive Officer of the Company, participates in the general compensation program of the Company, as described above, along with all other key employees.  Mr. Dutcher’s base salary is set at a level determined by the Committee to be competitive with other similarly situated companies based on salary surveys and other comparative data, and reflects the scope of his responsibilities and individual performance as an officer.  Effective August 1, 2005, Mr. Dutcher’s base salary was increased by 7.3 percent and his target cash bonus was increased by 8%. He received a cash bonus of $104,800, a grant of 55,300 stock options, and 5,323 shares of restricted stock in August, 2005 to reward fiscal year 2005 performance. All of the options granted to Mr. Dutcher vest in four equal annual installments beginning one year following the date of grant. The restricted stock vested on August 31, 2005, consistent with the terms of the grant, when the stock price reached $13 per share.  All cash and equity awards reflect the Committee’s judgment as to Mr. Dutcher’s individual performance, the overall performance of the Company as measured against corporate objectives and the Committee’s commitment to aligning the interests of the Chief Executive Officer with those of shareholders.  Performance is measured based on financial factors (such as revenues, margins and earnings) and on technical factors (such as achievement of product development goals).  The terms and conditions of the option awards are identical to those contained in grants to other officers.

The Committee has adopted a plan for Chief Executive Officer compensation as part of its compensation philosophy and plan for all executives, as described above.  Chief Executive Officer compensation will continue to be based on Board-approved corporate and individual performance measured against established guidelines and objectives.  Current guidelines and objectives are contained in the Company’s strategic plan, as approved by the Board.

The Board of Directors approved a Supplemental Executive Retirement Plan for Mr. Dutcher effective 2005. The Plan provides a target benefit equal to fifty percent of base compensation at retirement with smaller benefits paid in the event Mr. Dutcher retires prior to age 65. Since Mr. Dutcher is a highly valued employee of Possis Medical, the Plan has been structured as both a retirement supplement and retention vehicle incorporating both noncompete and nondisclosure provisions. The Company intends to accrue a Plan liability over the target benefit period on a basis consistent with the Company’s general unfunded payment obligation.

Compensation Committee of the Board of Directors

Donald C. Wegmiller, Chairman

Seymour J. Mansfield

Mary K. Brainerd

PERFORMANCE GRAPH

Set forth below is a graph showing the five-year cumulative returns through July 31, 2005 of Possis Medical, Inc. common stock as compared with the Russell 2000 Index and a peer group index comprised of eight companies in the medical device industry with similar cardiovascular markets to Possis Medical, Inc. (the “Peer Group”(1)). The graph assumes an investment of $100.00 in the Company’s common stock in each of the indexes on July 31, 2000, and the reinvestment of all dividends.

Possis Medical, Inc. is included in the Russell 2000 Index and is similar in size and stage of commercialization as the other companies in the Peer Group.  The Russell 2000 Index does not have an index specifically for medical devices.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG POSSIS MEDICAL, INC., THE RUSSELL 2000 INDEX

AND A PEER GROUP

* $100 invested on 7/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending July 31.

	2000	2001	2002	2003	2004	2005
POSSIS MEDICAL, INC.	100.00	188.13	152.42	263.10	442.11	180.86
RUSSELL 2000	100.00	98.29	80.64	99.27	116.20	145.00
PEER GROUP	100.00	80.00	47.04	64.98	70.98	80.52

(1)  Arthrocare Corp.; Cardiac Science, Inc.; Datascope Corp.; Kensey Nash Corp.; Merit Medical Systems, Inc.; Micro Therapeutics, Inc.; Novoste Corp.; Spectranetics Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to fiscal 2005 and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers and directors have been complied with.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO ACCOUNTANTS

Payment of Fees to Accountants

The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2004 and 2005 and fees billed for other services provided by the Company’s independent auditors in each of the last two fiscal years.

	Fiscal Year 2004	Fiscal Year 2005
Audit Fees (1)	$119,774	$184,691
Audit-Related Fees (2)	$12,950	$71,040
Tax Fees (3)	$25,545	$114,845
All Other Fees (4)	$118,850	$66,970

(1)  Audit Fees consisted of fees billed by Deloitte & Touche LLP for services rendered in auditing the Company’s financial statements for fiscal years 2004 and 2005, and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q and for fiscal years 2004 and 2005.

(2)  Audit-Related Fees consisted of fees for fiscal year 2003 and 2004 audits of the Company’s 401(k) Plan and services related to Sarbanes-Oxley 404 certification.

(3)  Tax Fees consisted of preparation of fees for fiscal year 2003 and 2004 corporate income tax returns, various corporate state tax returns for fiscal years 1998-2004 not previously filed and consultation on international tax issues.

(4)  All Other Fees include fees for executive retirement planning, executive tax return preparation, and analysis of the companies change in Control Termination Pay Plan.

Prior to engagement of the Company’s auditors to render audit or non-audit services, the engagement is approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP.

Report of the Audit Committee of the Board of Directors

The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls.

The Audit Committee operates under a written charter adopted by the Board of Directors.  All of the members of the Audit Committee are independent for purposes of current Nasdaq listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended July 31, 2005 with the Company’s management.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005 for filing with the SEC.

Audit Committee of the Board of Directors

Whitney A. McFarlin, Chair

William C. Mattison, Jr.

Rodney A. Young

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal Number Two)

While the Company is not required to do so, the Company is submitting the selection of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending July 31, 2006 for ratification in order to ascertain the views of the Company’s shareholders on this appointment.  If the selection is not ratified, the Audit Committee will reconsider its selection.

Deloitte & Touche LLP, has been the Company’s independent auditor since July 31, 1960.  Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so.  In addition, they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 2005.  The enclosed proxy will be voted FOR the appointment unless a contrary specification is made.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy solicitation materials for our next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at our principal executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 8, 2006.  Pursuant to the our bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting no later than July 8, 2006.  Such notice should be sent to the Corporate Secretary at our principal executive offices, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our bylaws.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.  Shareholder proposals that are submitted after July 8, 2006 may not be presented in any matter at the 2006 Annual Meeting of Shareholders.

OTHER MATTERS

The Board of Directors is aware of no other matter that will be presented for action at the annual meeting.  If, however, other matters do properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K may be obtained without charge by any beneficial owner of our common shares on the record date upon written request addressed to Investor Relations, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.

By Order of the Board of Directors
IRVING R. COLACCI,
Vice President, General Counsel and Secretary

Dated:  November 4, 2005

Possis Medical Inc. • 9055 Evergreen Boulevard NW • Minneapolis, MN  55433-8003  USA

Phone: (763) 780-4555    Toll Free 1-800-810-7677    Fax: (763) 780-2227

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CST) on December 7, 2005.

•                  Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/poss/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CST) on December 7, 2005.

•                  Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Possis Medical, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors:	01 Robert G. Dutcher	05 Whitney A. McFarlin	☐	Vote FOR	☐	Vote WITHHELD
		02 Mary K. Brainerd	06 Donald C. Wegrnider		all nominees		from all nominees
		03 Seymour J. Mansfield	07 Rodney A. Young		(except as marked)
04 William C. Mattison, Jr.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐	For	☐	Against	☐	Abstain

2.	PROPOSAL TO RATIFY SELECTION OF DELOITTE & TOUCHE LLP as our independent auditors.

3.	In his discretion, the Proxy is hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Date
Indicate changes below:

PLEASE REMEMBER TO DATE THIS PROXY.

Please sign above exactly as name appears hereon. Executors, administrators, trustees, guardians, etc, should so indicate when signing. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please return promptly in the enclosed addressed envelope.

POSSIS MEDICAL, INC.

PROXY FOR ANNUAL SHAREHOLDERS MEETING

December 7, 2005

4:00 p.m.

Minneapolis Marriott City Center

30 South Seventh Street

Minneapolis, Minnesota 55402

POSSIS MEDICAL, INC.
9055 Evergreen Boulevard, N.W.,
Minneapolis, Minnesota 55433-8003	proxy

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints Irving R. Colacci and Jules L. Fisher as Proxies, with the power to appoint their substitute, and the undersigned hereby authorizes them to represent and vote, as designated below, all Common Shares of Possis Medical, Inc., a Minnesota corporation, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Possis Medical, Inc. to be held at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, on the 7th day of December 2005 at 4:00 p.m., or any adjournments thereof.

See reverse for voting instructions.